EXHIBIT 10.49

SECOND AMENDMENT

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT

Second Amendment (“Amendment”) made as of the 15th day of December, 2008 to the Senior Executive Severance Agreement (“Severance Agreement”) dated as of July 30, 1998, as subsequently amended as of November 1, 2007, by and among Boston Properties, Inc., a Delaware corporation with its principal executive office in Boston, Massachusetts (the “Company”), Boston Properties Limited Partnership, a Delaware limited partnership with its principal place of business in Boston, Massachusetts (“BPLP”) (the Company and BPLP shall be hereinafter collectively referred to as the “Employers”), and Edward H. Linde of Weston, Massachusetts (the “Executive”).

WHEREAS, the parties hereto desire to amend the Severance Agreement further to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties hereto desire that this Amendment be deemed a modification and an amendment to the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Employers and the Executive agree as follows:

1. Section 4(a) of the Severance Agreement is hereby amended by deleting the last sentence thereof and substituting therefor the following:

“Such amount shall be paid in one lump sum payment no later than thirty-one (31) days following the Date of Termination; provided, however, that if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, such amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twelve (12) month period beginning with the first payroll date that occurs at least thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.”

2. The Severance Agreement is hereby amended by adding the following sentence immediately following the first sentence of Section 17:

“If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.”

3. All other provisions of the Severance Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Severance Agreement except to the extent specifically provided for herein.

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Employers and by Executive as of the date first above written.

BOSTON PROPERTIES, INC.

By:	/s/ E. Mitchell Norville
	Name:	E. Mitchell Norville
	Title:	Executive Vice President, Chief Operating Officer

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc.
Its:	General Partner

By:	/s/ E. Mitchell Norville
	Name:	E. Mitchell Norville
	Title:	Executive Vice President, Chief Operating Officer

/s/ Edward H. Linde
EDWARD H. LINDE

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